Exhibit 99.1

GAAP to Non-GAAP Adjusted Gross Profit Reconciliation

($ millions)	FY20	FY21	FY22	FY23	Q2'FY24 LTM

Gross Profit - GAAP	$337	$356	$461	$479	$418
Share-based compensation	2	3	3	2	2
Amortization of acquired technology	-	8	5	5	25
Share-based compensation acceleration expense	-	-	-	1	1
Restructuring and other reserves	-	-	-	1	1
Transaction and integration	-	-	-	-	3
Amortization of inventory step-up	-	-	-	-	3

Adjusted Gross Profit - Non-GAAP	$339	$366	$469	$488	$454

Source: Company filings Note: Totals may not sum due to rounding

GAAP to Non-GAAP Adjusted EBITDA Reconciliation

($ millions)	FY20	FY21	FY22	FY23	Q2'FY24 LTM
Net income (loss) attributable to common stockholders - GAAP	$32	$60	$126	$61	($440)
Net loss attributable to noncontrolling interest	-	-	-	-	-
Equity method income	-	-	(2)	-	-
Provision for income taxes	13	3	16	17	51
Investment impairments and credit loss reserves, net	1	7	1	1	2
Non-operating (income) expense, net	(3)	2	1	1	3
Interest expense, net	9	3	4	12	53
Operating income (loss) - GAAP	52	75	145	93	(330)
Depreciation and amortization	40	32	31	32	64
Share-based compensation	52	53	51	39	37
Transaction and integration related costs, net	1	1	-	32	46
Share-based compensation acceleration expense	-	-	-	46	46
Restructuring and other reserves, net	5	1	-	12	24
Litigation costs, net of recoveries	1	1	1	-	-
Gain on sale of business	-	-	-	(18)	-
Change in fair value of contingent earn-out obligations	(2)	-	-	-	-
Goodwill impairment	-	-	-	-	280
Amortization of inventory step-up	-	-	-	-	3
Adjusted EBITDA - Non-GAAP	148	163	229	236	169

Source: Company filings Note: Totals may not sum due to rounding

Additional Information Regarding Presentation of non-GAAP Adjusted Gross Profit, Adjusted EBITDA and Adjusted EBITDA Margin

Non-GAAP Adjusted Gross Profit, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“non-GAAP”). A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included herein.

Non-GAAP Adjusted Gross Profit, Adjusted EBITDA and Adjusted EBITDA margin are derived from the Company’s consolidated financial information but are not presented in the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted EBITDA represents net income (loss) before the provision for income taxes, depreciation and amortization and interest expense, adjusted to exclude share-based compensation, transaction and integration related costs (net), share-based compensation acceleration expense, restructuring and other reserves (net), litigation costs net of recoveries, gain on sale of business, change in fair value of contingent earn-out obligations, goodwill impairment, and amortization of inventory step-up.

Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales for a particular period. Non-GAAP Adjusted Gross Profit represents GAAP Gross Profit, adjusted to exclude share-based compensation, amortization of acquired technology, share-based compensation acceleration expense, restructuring and other reserves, transaction and integration related costs, and amortization of inventory step-up. The Company uses these non-GAAP financial measures to supplement the financial information presented on a GAAP basis. For each applicable fiscal period, the reconciliation of each of the foregoing non-GAAP financial measures to the most directly comparable GAAP measures shows each adjustment made to such GAAP measure to arrive at the corresponding non-GAAP measure.

The Company’s management team believes the presentation of these non-GAAP financial measures is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results. These non-GAAP financial measures are provided to enhance the user’s overall understanding of the Company’s comparable financial performance between periods. In addition, the Company’s management generally excludes certain items when managing and evaluating the performance of the business. Notwithstanding that certain adjustments, charges, costs or expenses may be considered recurring, in order to provide meaningful comparisons, the Company believes that it is appropriate to exclude such items because they are not reflective of the Company's core results and tend to vary based on timing, frequency and magnitude.

These non-GAAP financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies. In addition, these non-GAAP financial measures should not be considered as measures of liquidity or discretionary cash available to the Company to fund its cash needs, including investing in the growth of its business and meeting its obligations.